U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_| Form 3 Holdings Reported

|X| Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   Rosenthale, Marvin E
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   (Last)               (First)                 (Middle)

   6908 Queenferry Circle
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                                    (Street)

   Boca Raton, FL  33496
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Discovery Laboratories, Inc. ("Discovery")
   DSCO
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

   December 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)
   |_|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          3/16/2001      P               1,000       $3.00           3,000          I         Family
                                                                                                                          Trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                   2.                                                                                      Deriv-    of
                   Conver-                    5.                                7.                         ative     Deriv-  11.
                   sion                       Number of                         Title and Amount           Secur-    ative   Nature
                   or                         Derivative    6.                  of Underlying     8.       ities     Secur-  of
                   Exer-                      Securities    Date                Securities        Price    Bene-     ity:    In-
                   cise     3.                Acquired (A)  Exercisable and     (Instr. 3 and 4)  of       ficially  Direct  direct
                   Price    Trans-   4.       or Disposed   Expiration Date     ----------------  Deriv-   Owned     (D) or  Bene-
1.                 of       action   Trans-   of (D)        (Month/Day/Year)             Amount   ative     at End   In-     ficial
Title of           Deriv-   Date     action   (Instr. 3,    ----------------             or       Secur-    of       direct  Owner-
Derivative         ative    (Month/  Code     4 and 5)      Date        Expira-          Number   ity       Year     (I)     ship
Security           Secur-   Day/     (Instr.  ------------  Exer-       tion             of       (Instr.   (Instr.  (Instr. (Instr.
(Instr. 3)         ity      Year)    8)        (A)   (D)    cisable     Date      Title  Shares   5)        4)       4)      4)
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Stock Option        $2.59    06/15/01  A        20,000       06/15/01(1) 6/14/11  Common  20,000  $2.59    75,600     D
                                                                                  Stock
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Explanation of Responses:

(1) Director Automatic Option Grant - Vests one year from date of grant.


           /s/ Marvin Rosenthale                                  2/19/02
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.